UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 13, 2006

AmericasBank Corp.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-22925	52-2090433
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 York Road Towson, Maryland	21204
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 410-823-0500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 SFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e- 4 (c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 13, 2006, AmericasBank Corp. (the “Registrant”) announced its earnings for the quarter and year ended December 31, 2005. For further information, reference is made to the Registrant’s press release, dated February 13, 2006, which is attached hereto as Exhibit 99.1 and incorporated herein by reference. The attached press release is furnished pursuant to this ITEM 2.02 on Form 8-K.

ITEM 8.01. OTHER EVENTS

On February 13, 2006, the Registrant filed Amendment No. 2 to its Registration Statement on Form SB-2 (Registration Statement No. 333-130542) (the “Amendment”).

The Amendment includes a “Recent Developments” section, which describes the Registrant’s financial performance for the year ended December 31, 2005. A copy of the “Recent Developments” section is reproduced below:

RECENT DEVELOPMENTS

The following information sets forth selected consolidated financial information and other data of AmericasBank Corp. as of the dates indicated. In our opinion, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of results as of and for the year ended December 31, 2005 have been included. The selected consolidated financial information and other data insofar as it relates to the year ended December 31, 2004 is derived from our audited consolidated financial statements. You should also read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

AmericasBank Corp. and Subsidiary

Consolidated Balance Sheets

December 31,	2005	2004 (1)
	(Unaudited)
Assets
Cash and due from banks	$1,957,870	$866,960
Federal funds sold and Federal Home Loan Bank deposit	18,440,881	4,356,587
Securities available for sale	30,000	348,182
Federal Home Loan Bank and Federal Reserve Bank stock at cost	238,500	132,550
Loans held for sale	1,223,616	1,617,048
Loans and leases, less allowance of $366,910 and $315,127	48,989,605	31,245,162
Premises and equipment	1,005,561	963,560
Accrued interest receivable	263,039	140,898
Goodwill	266,985	266,985
Intangible assets	24,222	28,222
Other assets	305,785	165,945

	$72,746,064	$40,132,099

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$7,998,387	$2,226,222
Interest-bearing	59,177,095	32,344,071

Total deposits	67,175,482	34,570,293
Other liabilities	314,531	166,002

	67,490,013	34,736,295

Stockholders’ equity
Common stock, par value $.01 per share; 30,000,000 shares authorized, issued and outstanding 941,702, shares	9,417	9,417
Preferred stock, par value $.01 per share; 5,000,000 shares authorized, issued and outstanding 0 shares	—	—
Additional paid-in capital	11,634,984	11,449,191
Accumulated deficit	(6,388,350)	(6,080,564)
Accumulated other comprehensive income	—	17,760

	5,256,051	5,395,804

	$72,746,064	$40,132,099

(1)	The December 31, 2004 consolidated balance sheet has been restated for retroactive adoption of the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, as amended, as discussed in Note 2 to the consolidated financial statements.

AmericasBank Corp. and Subsidiary

Consolidated Statements of Operations

Years ended December 31,	2005	2004 (1)
	(Unaudited)
Interest revenue
Loans and leases, including fees	$3,037,462	$1,449,372
Federal funds sold and Federal Home Loan Bank deposit	446,113	119,093
Preferred trust securities	7,417	30,000
Mortgage-backed securities	—	155
Other	12,665	8,384

Total interest revenue	3,503,657	1,607,004

Interest expense
Deposits	1,685,153	779,527

Net interest income	1,818,504	827,477

Provision for loan and lease losses	52,000	20,000

Net interest income after provision for loan and lease losses	1,766,504	807,477

Noninterest revenue
Service charges on deposit accounts and other fees	84,467	58,707
Mortgage banking gains and fees	484,898	179,563

Total noninterest revenue	569,365	238,270

Noninterest expenses
Salaries	1,176,913	1,308,652
Employee benefits	309,735	251,049
Occupancy	176,231	143,344
Furniture and equipment	116,787	101,704
Other	863,989	774,333

Total noninterest expenses	2,643,655	2,579,082

Loss before income taxes	(307,786)	(1,533,335)

Income taxes	—	—

Net loss	$(307,786)	$(1,533,335)

Loss per common share - basic and diluted	$(0.33)	$(1.95)

(1)	Results for the year ended December 31, 2004, have been restated for retroactive adoption of the fair value recognition provisions of SFAS 123, Accounting for Stock-Based Compensation, as amended, as discussed in Note 2 to the consolidated financial statements.

Selected Ratios:

	2005	2004
	(Unaudited)
Performance Ratios:
Return on average assets	(0.53)%	(4.79)%
Return on average equity	(5.89)%	(32.64)%
Net interest margin	3.29%	2.73%

Asset Quality Ratios:
Allowance to period-end loans	0.74%	0.99%
Non-performing loans to allowance for loan and lease losses	169.73%	55.77%
Non-performing assets to total assets	0.86%	0.44%
Net chargeoffs (recoveries) to average loans	0.00%	(0.10)%

Capital Ratios:
Total risk-based capital ratio	11.32%	19.94%
Tier I risk-based capital ratio	10.54%	18.77%
Tier I leverage capital ratio	6.95%	13.19%
Total equity to total assets	7.23%	13.45%

Financial Condition

Total assets increased $32,613,965 (81.3%) to $72,746,064 at December 31, 2005 from $40,132,099 at December 31, 2004. Loans and leases, net of allowance, at December 31, 2005 were 48,989,605, an increase of $17,744,443 or 56.8% above the $31,245,162 reported at December 31, 2004. The investment securities portfolio was $30,000 at December 31, 2005, a decrease of $318,182 from $348,182 at December 31, 2004. Federal funds sold and Federal Home Loan Bank deposits increased to $18,440,881 at December 31, 2005, from the $4,356,587 balance at December 31, 2004, primarily as a result of increases in deposits, as described below.

Total deposits increased by $32,605,189 or 94.3% to $67,175,482 at December 31, 2005 from $34,570,293 at December 31, 2004. Interest-bearing deposits increased $26,833,024 or 83.0% to $59,177,095 at December 31, 2005, from $32,344,071 at December 31, 2004. Noninterest bearing deposits increased $5,772,165 or 259.3% from $2,226,222 at December 31, 2004, to $7,998,387 at December 31, 2005. Interest bearing deposits increased primarily as a result of the offering of premium rate certificates of deposit through an Internet-based service and through print advertising in local newspapers. The increase in noninterest bearing deposits was primarily from new accounts opened for title agencies.

The allowance for loan and lease losses was $366,910 or 0.74% of total loans and leases at December 31, 2005, compared to $315,127 or 0.99% of total loans and leases at December 31, 2004. The decline in the allowance as a percentage of total loans is due to the growth of our loan portfolio and the change in the composition of our loans. A primary focus of our lending activities are loans secured by a first lien on a one-to-four family property and home equity loans. These types of loans accounted for 60.93% and 56.52% of total loans at December 31, 2005 and December 31, 2004, respectively. Management believes that such loans traditionally have an inherently lower risk of loss than other types of loans. The concentration of loans to investors secured by residential properties increases the risk of loss. Management allocates a higher reserve percentage for loans to investors as compared to residential loans that are owner occupied in assessing the allowance for loan and lease losses; however, to date, there is no historical precedent for the reserve percentages. At December 31, 2005, we had no exposure to foreign countries or foreign borrowers. Management believes that the allowance for loan and lease losses is adequate.

Our non-performing loans were $622,671 or 1.26% of gross loans and leases at December 31, 2005, compared to $175,742 or 0.55% of gross loans and leases at December 31, 2004. The substantial increase in nonaccrual loans and leases was related to one loan in which we held an approximately 10% participation. Our loan balance to this borrower was $587,761 at December 31, 2005.

Total stockholders equity was $5,256,051 at December 31, 2005, a decrease of $139,753 from the $5,395,804 reported at December 31, 2004.

At December 31, 2005, we met the regulatory requirements to be considered “well capitalized.” For a discussion of our capital requirements, see “Supervision and Regulation – Capital Adequacy Guidelines” and “Prompt Corrective Action.” The following table shows the regulatory capital ratios of AmericasBank Corp. and the minimum capital ratios currently required by our banking regulator to be “well capitalized” and “adequately capitalized.”

	Risk Based Capital Analysis
	December 31, 2005	December 31, 2004
	(Unaudited)
(dollars in thousands)

Tier 1 Capital:
Common stock	$9	$9
Additional paid-in capital	11,635	11,450
Accumulated deficit	(6,388)	(6,081)
Less: disallowed assets	(291)	(295)

Total Tier 1 Capital	4,965	5,083

Tier 2 Capital:
Allowance for loan and lease losses	367	315

Total Risk Based Capital	$5,332	$5,398

Risk weighted assets	$47,122	$27,075

			Regulatory Minimum to be
			Well Capitalized	Adequately Capitalized
Capital Ratios:
Total risk based capital ratio	11.32%	19.94%	10.00%	8.00%
Tier 1 risk based capital ratio	10.54%	18.77%	6.00%	4.00%
Tier I leverage ratio	6.95%	13.19%	5.00%	4.00%

Results of Operations

Net Loss

Our net loss for the year ended December 31, 2005 was $307,786 or $(0.33) per basic and diluted common share, a decrease of $1,225,549 compared to our net loss of $1,533,335 or $(1.95) per basic and diluted common share for the year ended December 31, 2004.

The reduction in our net loss was primarily from the growth of our interest earning assets. This growth resulted in an increase in net interest income of $991,027 or 119.8%, from $827,477 for the year ended December 31, 2004 to $1,818,504 for the year ended December 31, 2005. Also serving to reduce our net loss was an increase in the amount of direct loan origination costs deferred during the year ended December 31, 2005 compared to the same period in 2004, a result of the higher volume of loan originations between the periods. This was further augmented with our reevaluation of our estimate of the costs to originate or acquire loans and leases and loans held for sale as described in the following paragraph.

In January 2005, we reevaluated our estimate of the costs to originate or acquire loans and leases and loans held for sale. This analysis resulted in a higher amount of costs deferred per loan than in prior periods. The deferral of loan origination costs results in a reduction of salaries and other noninterest expense. Deferred loan origination costs were $502,001 and $72,466 at December 31, 2005 and December 31, 2004 respectively, an increase of $429,535. The primary reason for this increase was due to greater loan originations. These deferred loan origination costs are offset by deferred revenue, principally loan fees and points, on a loan-by-loan basis and the difference is amortized to interest revenue over the life of the loan. Also, mortgage banking gains and fees from the sale of loans held for sale are reduced by the recognition of the deferred costs relating to the origination of those loans upon the sale of the loans. Deferred origination costs includes the unamortized balance of the origination costs described above, and other direct costs such as closing costs paid by us in connection with the origination of certain loans, primarily home equity loans. Management evaluates its estimate of loan origination costs quarterly.

Net Interest Income

Net interest income for the year ended December 31, 2005 increased 119.8%, to $1,818,504 from $827,477 for the year ended December 31, 2004.

Total interest revenue increased by $1,896,653 for the year ended December 31, 2005, from $1,607,004 for the year ended December 31, 2004, to $3,503,657 for the year ended December 31, 2005. The increase is primarily attributable to an increase in interest revenue from loans and leases and from federal funds sold. Interest revenue from loans and leases increased for the year ended December 31, 2005 by $1,588,090 or 109.6%. Interest revenue from federal funds sold and Federal Home Loan Bank deposits increased for the year ended December 31, 2005 by $327,020 or 274.6%.

Increases in average balances of our earning assets and market interest rates were the primary factors contributing to the significant increases in interest revenue between the comparable periods. Average loans increased by $19,593,000 or 99.1% for the year ended December 31, 2005 to $39,370,712 from $19,777,712 for the year ended December 31, 2004. The yield on loans increased from 7.09% for the year ended December 31, 2004, to 7.42% for the year ended December 31, 2005.

Average federal funds sold and Federal Home Loan Bank deposits increased by $4,423,452 or 50.0% for the year ended December 31, 2005, to $13,275,687 from $8,852,235 for the year ended December 31, 2004. The yield on these funds increased from 1.35% for the year ended December 31, 2004, to 3.36% for the year ended December 31, 2005.

The increase in yields on earning assets was due to an increase in market interest rates in response to actions by the Federal Reserve to increase the target for the federal funds rate from 1.00% as of March 31, 2004, to the target rate of 4.25% as of December 31, 2005.

Interest expense increased by $905,626 or 116.2% for the year ended December 31, 2005, to $1,685,153 from $779,527 for the year ended December 31, 2004. The increase in interest expense was due to our growth in average interest-bearing deposits and an increase in the rates paid on deposits as a result of the rise in market interest rates and our offering of premium rate certificates of deposit. Average interest bearing deposits increased by $20,904,918 or 83.2% for the year ended December 31, 2005, compared to the same period in 2004. The average rate paid on interest-bearing deposits increased from 3.10% for the year ended December 31, 2004, to 3.66% for the year ended December 31, 2005.

Provision for Loan and Lease Losses

The provision for loan and lease losses was $52,000 during the year ended December 31, 2005 compared to $20,000 for the year ended December 31, 2004. The provision for each period reflects our risk assessment of the portfolio and the growth in loan and lease balances outstanding.

Noninterest Revenue

Noninterest revenue consisted primarily of mortgage banking gains and fees from the sale of mortgage loans, and service charges on deposit accounts, which includes debit card fees and ATM fees. Noninterest revenues increased $331,095 for the year ended December 31, 2005, to $569,365, from $238,270 for the year ended December 31, 2004. The increase for the year ended December 31, 2005, was primarily from a $305,335 increase in mortgage banking gains and fees from $179,563 for the year ended December 31, 2004 to $484,898 for the year ended December 31, 2005.

Noninterest Expense

The following table compares our noninterest expenses for the year ended December 31, 2005 and the year ended December 31, 2004.

	Years Ended December 31,
	(Unaudited)
	2005	2004
Salaries and commissions	$2,154,747	$1,327,740
Stock-based compensation	186,120	238,357
Deferred salaries and commissions	(1,163,954)	(257,445)

Salaries	1,176,913	1,308,652
Employee benefits	309,735	251,049
Occupancy	176,231	143,344
Furniture and equipment	116,787	101,704
Other	863,989	774,333

Total noninterest expenses	$2,643,655	$2,579,082

As indicated above, in January 2005, we reevaluated our estimate of the costs to originate or acquire loans and leases and loans held for sale. This analysis resulted in a higher amount of costs deferred per loan than in prior periods. Among other things, the deferral of loan origination costs results in a reduction of salary expense as evidenced by the table above. Approximately $865,672 (or 74.4%) of the $1,163,954 deferred amount for the year ended December 31, 2005 was commission expense paid to mortgage loan originators. The remaining $298,282 (or 25.6%) of the deferred amount constituted incremental direct costs associated with originating loans during the year ended December 31, 2005. These costs represent employee compensation and related fringe benefits directly related to time spent originating loans for our portfolio. For the year ended December 31, 2004, we deferred commission expense paid to loan originators but did not defer the fixed costs associated with originating loans as management deemed these costs immaterial.

In summary, as our mortgage division generates more business, a greater proportion of our total compensation expense gets deferred. This, in turn, makes comparing our compensation expense between 2004 (when we had modest mortgage banking activity) and 2005 difficult. Also, it is important to note that a significant portion of the deferred expense for the year ended December 31, 2005 was recognized during that same period as a reduction to mortgage gains and fees or as a yield adjustment to interest revenue.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits:

(1)	99.1 Press Release dated February 13, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICASBANK CORP.

February 13, 2006	By:	/s/ Mark H. Anders
Mark H. Anders, President